EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8, (Nos. 33-98094, 33-98114, 33-99574, 333-02808, 333-37201, 333-00890, 333-85561, 333-103611, and 333-127362) of our report dated May 21, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.  We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
May 21, 2007